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                                                                     EXHIBIT (E)

                         GENERAL DISTRIBUTOR'S AGREEMENT

                                     BETWEEN

                          ENTERPRISE ACCUMULATION TRUST

                                       AND

                       ENTERPRISE FUND DISTRIBUTORS, INC.


October 25, 1994


Enterprise Fund Distributors, Inc.
Atlanta Financial Center
3343 Peachtree Road, N.E.
East Tower, Suite 450
Atlanta, GA 30326-1022

Dear Sirs:

         ENTERPRISE ACCUMULATION TRUST, a Massachusetts business trust (the "Fund"), is registered as an investment company under the Investment Company Act of 1940, as amended (the " 1940 Act"), and an indefinite number of shares of its capital stock (hereinafter referred to as "shares") are registered under the Securities Act of 1933, as amended (the "1933 Act"), to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in the Prospectus included in the Fund's Registration Statement as it may be amended from time to time.

         In this connection, the Fund desires that your firm act as General Distributor and as Agent of the Fund for the sale and distribution of shares which have been registered as described above and of any additional shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as such General Distributor and Agent, and it is accordingly agreed between us as follows:

         1. The Fund hereby appoints you as General Distributor as exclusive Agent for sale of its shares, pursuant to the aforesaid continuous public offering of its shares, and the Fund further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any shares otherwise than through you, except the Fund may issue shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act.
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         2.       You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, you will suspend such efforts. The Fund may also withdraw the offering of the shares at any time when required by the provisions of any statute, order rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund.

         3.       The shares will be sold to you at net asset value.

         4. As General Distributor, you shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration which you may receive in connection with a rejected purchase order will be returned promptly. You agree promptly to issue confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund or, if so directed, to any duly appointed transfer or shareholder servicing agent of the Fund. The net asset value of all shares which are the subject of such confirmations, computed in accordance with the applicable rules under the 1940 Act, shall be a liability of your company to the Fund to be paid promptly after receipt of payment from the originating dealer and not later than eleven business days after such confirmation even if you have not actually received payment from the originating dealer. If the originating dealer shall fail to make timely settlement of its purchase order in accordance with rules of the National Association of Securities Dealers, Inc., you shall have the right to cancel such purchase order and, at your account and risk, to hold responsible the originating dealer. You agree promptly to reimburse the Fund for any amount by which the Fund's losses attributable to any such cancellation or to errors on your part in relation to the effective date of accepted purchase orders, exceed contemporaneous gains realized by the Fund for either of such reasons in respect to other purchase orders. The Fund shall register or cause to be registered all shares sold by you pursuant to the provisions hereof in such name or names and amounts as you may request from time to time and the Fund shall issue or cause to be issued certificates evidencing such shares for delivery to you or pursuant to your direction if and to the extent that the shareholder account in question contemplates the issuance of such share certificates. All shares of the Fund, when so issued and paid for, shall be fully paid and non-assessable.

         5. The Fund has delivered to you a copy of its current prospectus. The Fund agrees that it will use its best efforts to continue the effectiveness of the Fund's Registration Statement under the 1933 Act. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Fund will furnish you at your expense with a reasonable number of copies of the Prospectus and any amended Prospectus for use in connection with the sale of shares.
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         6.       The Fund is registered under the 1940 Act as an investment company, and it will use its best effort to maintain such registration and to comply with the requirements of the 1940 Act.

         7. At your request, the Fund will take such steps as may be necessary and feasible to qualify shares for sale in states, territories or dependencies of the United States of America, in the District of Columbia and in foreign countries, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Fund shall not be required to qualify shares or to maintain the qualification of shares in any state, territory or dependency, district or country where it shall deem such qualification disadvantageous to the Fund.

         8.       You agree that:

                  (a) Neither you nor any of your officers will take any long or short position in the shares of the Fund, but this provision shall not prevent you or your officers from acquiring shares of the Fund for investment purposes only;

                  (b) You shall furnish to the Fund any pertinent information required to be inserted with respect to you as General Distributor within the purview of the 1933 Act in any reports or registration required to be filed with any governmental authority; and

                  (c) You will not make any representations inconsistent with the information contained in the Registration Statement or Prospectus of the Fund filed under the 1933 Act, as in effect from time to time.

         9. The Fund will pay the cost of composition and printing of sufficient copies of its Prospectus and financial statements as shall be required for quarterly and annual distribution to its shareholders and the expenses of registering shares for sale under federal and state securities laws. You shall pay the cost of printing the copies of the Prospectus and any sales literature used by you in the public sale of the Fund's shares.

         10. Unless earlier terminated pursuant to paragraph 11 hereof, this Agreement shall remain in effect until two years from the date hereof This Agreement shall continue in effect from year to year thereafter provided that such continuance shall be specifically approved at least annually (a) by the Fund's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such persons, cast in person at a meeting called for the purpose of voting on such approval or (b) by the vote of the holders of a majority of the outstanding voting securities of the Fund and by such a vote of the Trustees.

         11. This Agreement may be terminated (a) by the General Distributor at any time without penalty by giving sixty days written notice (which notice may be waived

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                  by the Fund); or (b) by the Fund at any time without penalty upon sixty days written notice to the General Distributor (which notice may be waived by the General Distributor), provided that such termination by the Fund shall be directed or approved by the Trustees or by the vote of the holders of a majority of the outstanding voting securities of the Fund.

         12. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

         If the foregoing is in accordance with your understanding, kindly so indicate by signing in the space provided below.

                                  ENTERPRISE ACCUMULATION TRUST


                                  By:  /s/ HERBERT M. WILLIAMSON
                                     ------------------------------


Accepted:

ENTERPRISE FUND DISTRIBUTORS, INC.


By:  /s/ CATHERINE R. MCCLELLAN
   --------------------------------